EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is effective as of January 4, 2012, by and between SEC Compliance Services, Inc., a California corporation (“Seller”) and Issuer Direct Corporation, a Delaware corporation (“Buyer”).

Background

A.           The parties desire to effect the transfer to Buyer of certain assets relating to the Business (as defined below) owned by Seller for various consideration.

B.           The purpose of this Agreement is to set forth the definitive terms upon which such transfer will take place.

Agreements

In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.Definitions.

The following capitalized terms, when used in this Agreement, will have the meanings set forth below:

1.1           Affiliate means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.2           Assets means those certain properties, privileges, rights, interests and claims more particularly described in Schedule 1.2, but excluding any Excluded Assets.

1.3           Books and Records means all corporate, financial and tax records of Seller relating to the Assets.

1.4           Business means the business of XBRL and Edgar filing that is conducted by Seller.

1.5           Business Day means any day other than Saturday, Sunday or a day on which banking institutions in Morrisville, North Carolina are required or authorized to be closed.

1.6           Closing Date means January 4, 2012.

1.7           Code means the Internal Revenue Service Code of 1986, as amended, and the rules and regulations, decisions and policies of the Internal Revenue Service promulgated thereunder and currently in effect.

1.8           Contracts means those contracts and agreements between Seller and Customers listed on Schedule 1.8.

1.9           Copyrights means any and all registered and unregistered copyrights in both published and unpublished works and all sui generis rights in data and databases, and all moral rights therein. Customer means any entity to which Seller has provided XBRL, Edgar filing or related services as set forth in that list which Seller will deliver to Buyer at closing.

1.10         Encumbrance means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, right of first refusal, right of first offer, charge, assessment, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

1.11         Excluded Assets means all assets of Seller not listed on Schedule 1.2 (including, but not limited to, Seller’s accounts receivables).

1.12         GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

1.13         Governmental Authority means (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

1.14         Legal Requirement means any statute, ordinance, code, law, rule, regulation, order or other written requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including any judgment, decision, permit or decree, or any requirement under any franchise or license.

1.15         Losses means any claims, losses, liabilities, damages, Taxes, penalties, costs and expenses (including reasonable attorney’s fees), including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and settlement costs, in each case, net of insurance proceeds received which reduce such amounts.

1.16         Material Adverse Effect means a (a) material adverse effect on the Assets, operations, financial condition or results of operations of the Assets or (b) the ability of Seller to perform its obligations under this Agreement.

1.17         Patents means any and all patents and patent applications (including originals, divisions, continuations, continuations-in-part, re-examinations, extensions or reissues thereof), and all inventions and discoveries that may be patentable.

1.18         Person means any natural person, corporation, partnership, trust, estate of a natural person, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

1.19         Potential Customers means those entities in Seller’s Solve 360 Database which may require XBRL, Edgar filing or related services, a list of which Seller will deliver to Buyer at closing.

1.20         Real Property means any and all realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements owned or leased by Seller and used in the Business.

1.21         Required Consents means all authorizations, actions, approvals and consents required under any Legal Requirement or Contract for (a) Seller to transfer the Assets or the Business to Buyer, and (b) Buyer to conduct the Business and to own, lease, use and operate the Assets in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date.

1.22         Service Relationship means the service relationship between Seller and Customer under which Seller has provided XBRL, Edgar filing or related services to Customer in the past and under which Seller has agreed to provide XBRL, Edgar filing or related services to the Customer in the future, although such relationship has not been reduced to a written agreement.

1.23         Software means all computer software and subsequent versions and work in process thereof, including all source code, object code, executable code, binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated with the foregoing.

1.24         Taxes means all taxes of any kind, levies, charges, fees, duties, required deposits and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, net worth, transaction, franchise, severance, net or gross proceeds or profits, withholding, payroll, employment, excise or property Taxes and levies, together with any interest thereon and any penalties, additions to Taxes or additional amounts applicable thereto, including liability as a successor, transferee or affiliate.

1.25         Third Party means any Person other than Seller or Buyer and their respective Affiliates.

1.26         Trade Secrets means all information that derives economic value from not being generally known to other Persons, and any other information that is proprietary or confidential to Seller or Subsidiary, including, without limitation, know-how, ideas, processes, documentation, information, data, customer lists, Software and programs (in both object code and source code form), data of any type (in whatever form, including but not limited to computer files), process technology, plans, drawings and blueprints, designs, and specifications.

2.           Purchase and Sale of Assets; Assumed Obligations and Liabilities

2.1           Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all of Seller’s right, title and interest in and to the Assets.

2.1.1           The transfer of the Assets denominated in Schedule 1.2 as “Identities of Customers” and “Identities of Potential Customers” shall be effected by Seller’s delivery of the “List of Customers” and the “List of Potential Customers” at closing pursuant to Section 6.

2.1.2           Immediately upon completion of closing, but subject to Buyer’s continuing obligations under this Agreement, Seller shall be deemed to have waived any claim of Buyer’s misappropriation of business advantage resulting in Seller’s loss of business from Customers or Potential Customers.

2.2           Assumed Obligations and Liabilities.  All obligations and liabilities, contingent, choate or inchoate, fixed or otherwise, arising out of or relating to the Assets or the Business other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities of Seller.  The following shall constitute Assumed Obligations and Liabilities:

2.2.1           Seller’s obligation to perform under any Contract or Service Relationship where the time for performance under such obligation has not come due as of the Closing Date (“Post Closing Service Obligation”); and

2.2.2           Losses arising from the performance or non-performance of any Post Closing Service Obligation.

2.3           Assignment of Contract Rights.  In conjunction with the transfer of the Assets from Seller to Buyer hereunder, Seller shall execute an Assignment Agreement, in substantially the form of Exhibit A to this Agreement (the “Assignment Agreement”), wherein Seller shall assign to Buyer its right to payments for services not rendered under the Contracts as of the Closing Date.

2.4           Indemnification.  Following the Closing Date, Buyer will indemnify, defend and hold harmless Seller and its shareholders and its and their respective Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (each a “Section 2.4 Indemnified Party”), from and against all Losses of or to Seller or any such other Section 2.4 Indemnified Party resulting from or arising indirectly or directly out of the performance or non-performance of any Post Closing Service Obligation.

2.5           Assignment of Contracts.  Upon the request of Buyer, Seller shall attempt in good faith to assign to Buyer any Contract as requested by Buyer.  Buyer acknowledges and agrees that some or all of the Contracts may not by their terms be assignable without the consent of the Customer, and that notwithstanding any other provision of this Agreement Seller shall have no liability for its failure to effect the assignment of any Contract to Buyer.

2.6           Transfer of Seller’s URL.  Seller shall execute a URL Assignment, in substantially the form of Exhibit B to this Agreement (the “URL Assignment”), wherein Seller shall assign and transfer to Buyer its URL, www.seccomplianceservices.com.

3.Consideration.

3.1           Purchase Price

3.1.1   Buyer will pay to Seller $275,000 on the Closing Date (the “Cash Payment”) by wire transfer of immediately available funds pursuant to wire instructions set for on Schedule 3.1 as of the Closing Date; and

3.1.2   Buyer will cause its transfer agent to issue and deliver to Seller within one business day of the Closing Date certificates representing 70,000 “restricted shares” (as such term is defined in the Securities Act of 1933) of Buyer’s common stock, par value $0.001.

4.Representations and Warranties of Seller.

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

4.1           Organization and Qualification.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to own and use the Assets as they are currently owned and used and to conduct the Business as it is currently conducted.  Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it make such qualification necessary, except any jurisdiction where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

4.2           Authority and Validity.  Seller has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) to which Seller is a party.  The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all requisite corporate action.  This Agreement is, and when executed and delivered by Seller the Transaction Documents to which Seller is a party will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3           No Conflict; Required Consents.  Seller has obtained the Required Consents, all of which are disclosed on Schedule 4.3.  Seller shall obtain the unanimous written consent of each of Seller’s shareholders with respect to this Agreement and the transactions contemplated herein. Seller’s execution and delivery of, performance under, and consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party do not and will not:  (a) violate any provision of the organizational documents of Seller; (b)  violate any Legal Requirement; (c)  require any consent, waiver, approval or authorization of, or any filing of any certificate, application, report or other document with or notice to, any Person or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller or any Third Party under, or (iv) result in the creation or imposition of any Encumbrance under, any Contract.

4.4           Assets.  Seller has good, valid and marketable title to (or, in the case of Assets that are leased, good, valid and marketable leasehold interests in) the Assets.  The Assets are free and clear of all Encumbrances. The Business is being operated on the date of this Agreement in conformity with all Legal Requirements.

4.5           Contracts.  Except as indentified on Schedule 1.8, each Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller, and of the other parties thereto.  Seller has not, and to Seller’s knowledge no other party thereto has, breached or materially defaulted on, or is in breach or default of, any material terms or conditions of any Contract.

4.6           Compliance with Legal Requirements.  The ownership and use of the Assets as they are currently owned and used, and the conduct of the Business as it is currently conducted do not violate or infringe in any material respect any Legal Requirements currently in effect.  No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement relating to the ownership and use of the Assets or the conduct of the Business; and Seller has not received any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement relating to the ownership and use of the Assets or the conduct of the Business.

4.7           [INTENTIONALLY OMITTED]

4.8           Absence of Certain Changes.  Since December 14, 2011, (a) there has been no Material Adverse Effect and no events or circumstances have occurred which, individually or in the aggregate with all other events or circumstances, would reasonably be expected to have a Material Adverse Effect; (b) Seller has operated the Business only in the ordinary course; (c) there has been no sale, assignment, transfer or Encumbrance of any Assets, or any theft, damage, removal of property, destruction, casualty loss or other diminution in value of the Assets that would reasonably be expected to have a Material Adverse Effect; and (d) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clause (c) above.

4.9           Legal Proceedings.  There is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending or threatened, involving or affecting all or any part of the Business, the Assets or Seller or which, if adversely determined, would delay, restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded. No event has occurred, and no claim or dispute exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  There is no order to which Seller or any of the Assets is subject.

4.10           Tax Matters.  Seller has duly and timely filed all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Seller, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report.  Such Tax returns and other Tax reports were complete and correct in all respects when filed.  Seller currently is not the beneficiary of any extension of time within which to file any Tax return or other Tax report.  Seller has received no notice of, nor does Seller have any actual knowledge of, any deficiency, assessment, audit, dispute or claim or proposed deficiency, assessment audit, dispute or claim from any Governmental Authority which could affect or result in the imposition of an Encumbrance upon the Assets.

4.11           Finders and Brokers.  Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

4.12           Full Disclosure.  This Agreement and the Exhibits and Schedules hereto, when read together, do not (i) contain any representation, warranty or statement that (in light of the circumstances in which such representation, warranty or statement is made) is misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and statements contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and statements were made) not false or misleading.

5.Buyer’s Representations and Warranties.

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

5.1           Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

5.2.           Authority and Validity.  Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party.  The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite corporate action. This Agreement is, and when executed and delivered by Buyer, the Transaction Documents to which Buyer is a party, will be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3           No Conflicts; Required Consents.  The execution and delivery by Buyer, the performance of Buyer under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not:  (a) violate any provision of the organizational documents of Buyer; (b) violate any material Legal Requirement; or (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Person.

5.4           Common Stock. Buyer has authorized 100,000,000 shares of common stock, par value $0.001 per share, of which 1,752,244 shares are, and will be immediately prior to closing, issued and outstanding.

5.5           Valid Issuance.  The common stock issued by Buyer to Seller pursuant to the terms of this Agreement will be duly and validly issued, fully paid and nonassessable and will be free of any liens or encumbrances. The sale the common stock issued by Buyer to Seller pursuant to the terms of this Agreement is not subject to any preemptive rights or rights of first refusal that have not been waived.

5.6           Compliance with Securities Laws. The common stock issued by Buyer to Seller pursuant to this Agreement will be “restricted securities” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission issued under such act, and have been issued in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of the states of the United States.

5.7           Finders and Brokers.  Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

5.8           Full Disclosure.  This Agreement and the Schedules hereto and the Buyer’s Form 10-Q and 10-K filings with the Securities and Exchange Commission for the previous two fiscal years, when read together, do not (i) contain any representation, warranty or statement that (in light of the circumstances in which such representation, warranty or statement is made) is misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and statements contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and statements were made) not false or misleading.

6.Closing.

6.1           Time and Place of the Closing.  The closing will be held at 9:00 a.m., local time, on the Closing Date at Buyer’s counsel’s office located at 1035 Pearl St., Suite 403, Boulder, Colorado 80302, or at such other place and time as Buyer and Seller may agree.

6.2           Seller’s Delivery Obligations.  At the closing, Seller will deliver (or cause to be delivered) to Buyer the following:

6.2.1           Bill of Sale in substantially the form of Exhibit C to this Agreement (the “Bill of Sale”), duly executed by Seller;

6.2.2           URL Assignment, duly executed by Seller;

6.2.3           Assignment Agreement, duly executed by Seller;

6.2.4           Termination Agreement (reflecting no penalty to Seller for early termination of April 12, 2011 Service Provider Agreement) in substantially the form of Exhibit D to this Agreement (“Termination Agreement”), duly executed by Seller;

6.2.5           List of Customers;

6.2.6           List of Potential Customers;

6.2.7           A validly executed copy of each of the Required Consents; and

6.2.8           Such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement, including, but not limited to, a certificate of the Secretary of Seller certifying and attaching all requisite resolutions or actions of Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions and a certificate from the Chief Executive Officer of Seller certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated by this Agreement.

6.3           Buyer’s Delivery Obligations.  At the closing, Buyer will deliver (or cause to be delivered) to Seller the following:

6.3.1           The Cash Payment required to be paid on the Closing Date;

6.3.2           The Bill of Sale, duly executed by Buyer;

6.3.3           The Assignment Agreement, duly executed by Buyer;

6.3.4           The URL Assignment, duly executed by Buyer;

6.3.5           Termination Agreement, duly executed by QX Interactive LLC;

6.3.6           A certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to such transactions; and

6.3.7           Such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

7.Post-Closing Covenants.

7.1           Confidentiality.

7.1.1           Neither Buyer nor Seller will, nor will it permit any of its Affiliates to, issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby, without the prior written consent of the other party, except as required by applicable Legal Requirements.  Each party will hold, and will cause its employees, consultants, advisors and agents to hold, the terms of this Agreement in confidence; provided that (i) such party may use and disclose such information once it has become publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (ii) to the extent that such party may be compelled by Legal Requirements to disclose any of such information, the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible.  Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement.  The obligation by either party to hold information in confidence pursuant to this Section 7.1.1 will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

7.1.2           Without limiting the generality of anything contained in Section 7.1.1, at all times on and after the Closing Time, the Seller shall keep strictly confidential, and the Seller shall not use or disclose to any other Person, any non public document or other information that relates directly or indirectly to any of the Assets or the Business, or any other assets or businesses of Buyer or of any affiliate of Buyer.  In view of the nature of the Assets being purchased by Buyer pursuant to this Agreement, the Seller understands and agrees that Buyer could not be reasonably or adequately compensated in damages in an action at law for the Seller’s breach of its obligations under this Section 7.1.2.  Accordingly, the Seller specifically agrees that Buyer shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 7.1.2.

7.1.3           Seller and Buyer shall agree to, and disseminate, a statement to Customers and Potential Customers to inform them of changes with respect XBRL, Edgar filing and relates services resulting from the consummation of this Agreement.  Neither this statement nor any accompanying communication used to disseminate this statement shall constitute a breach of Sections 7.1.1 or 7.1.2.

7.2           Buyer Registration.  If Buyer proposes to register (including, for this purpose, a registration effected by Buyer for stockholders other than Seller) any of its securities under the Securities Act in connection with the public offering of such securities, Buyer shall, at such time, promptly give Seller notice of such registration.  Upon the request of Seller given within twenty days after such notice is given by Buyer, Buyer shall cause to be registered all of the shares of common stock issued to Seller pursuant to this Agreement that Seller has requested to be included in such registration at Buyer’s expense.  Buyer shall have the right to terminate or withdraw any registration initiated by it under this subsection before the effective date of such registration, whether or not Seller has elected to include any securities in such registration.  The expenses of such withdrawn registration shall be borne by Buyer.

7.3           Restricted Securities.  Unless there is in effect a registration statement under the Securities Act covering any proposed sale, pledge, or transfer of any of the common stock issued pursuant to this Agreement, the stock is subject only to the minimum holding period set forth in Rule 144 under the Securities Act.  Before any proposed sale, pledge, or transfer of any of the common stock issued pursuant to this Agreement, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Seller shall give notice to Buyer of Seller’s intention to effect such sale, pledge, or transfer.  Such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail.  Buyer agrees to not unreasonably withhold consent to remove the restrictive legend so as to allow the proposed sale, pledge or transfer.  However, upon receipt of such notice, the Buyer may reasonably request, at Buyer’s expense, a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Buyer and/or its transfer agent, addressed to Buyer, to the effect that the proposed transaction may be effected without registration under the Securities Act and the restrictive legend removed. Upon receipt of such a legal opinion, Buyer will consent to removal of the restrictive legend.

8.Survival of Representations and Warranties; Indemnification.

8.1           Survival of Representations and Warranties.  The representations and warranties of each of the parties in this Agreement and in the other Transaction Documents will survive the Closing Date until the second anniversary of the Closing Date (the “Survival Period”).  The liabilities of each of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by a party in a written notice to the breaching party before such expiration.  The covenants and agreements of the parties in this Agreement and the Transaction Documents will survive the Closing Date and will continue in full force and effect without limitation.

8.2           Indemnification by Seller.  Following the Closing Date, Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (each a “Buyer Indemnified Party”), from and against all Losses of or to Buyer or any such other Buyer Indemnified Party, regardless of whether such Losses relate to any Third Party claim, resulting from or arising indirectly or directly out of (a) any breach of any representation or warranty made by Seller in this Agreement or in any other Transaction Document, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or in any other Transaction Document, and (c) any liability or obligation of Seller or relating to the Business or the Assets, including Taxes, arising from the pre-Closing Time activities or operations of the Business.

8.3           Indemnification by Buyer.  Following the Closing Time, Buyer will indemnify, defend and hold harmless Seller and its shareholders and its and their respective Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (each a “Seller Indemnified Party” and together with all Buyer Indemnified Parties, each an “Indemnified Party”), from and against all Losses of or to Seller or any such other Seller Indemnified Party resulting from or arising indirectly or directly out of (a) any breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document, and (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or in any other Transaction Document.

8.4           Indemnification Claims.

(a)           For purposes of this Agreement, a “Claim Notice” relating to a particular Action (as defined below) or representation, warranty, covenant or other agreement shall be deemed to have been given if any Indemnified Party, acting in good faith, delivers to Seller or Buyer, as applicable (the “Indemnifier”), a written notice stating that such Indemnified Party believes that there is or has been a possible Action or breach of such representation, warranty, covenant or other agreement and containing (i) a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been such a possible Action or breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that may be a direct or indirect result of such possible Action or breach (the “Claimed Amount”).

(b)           During the 60-day period commencing upon the delivery to the Indemnifier of a Claim Notice (the “Dispute Period”), the Indemnifier shall deliver to the Indemnified Party who delivered the Claim Notice a written response (the “Response Notice”) in which Indemnifier (i) agrees that the Indemnifier owes the full Claimed Amount to the Indemnified Party; (ii) agrees that the Indemnifier owes part (but not all) of the Claimed Amount (the “Agreed Amount”) to the Indemnified Party; or (iii) asserts that the Indemnifier owes no part of the Claimed Amount to the Indemnified Party.  Any part of the Claimed Amount that the Indemnifier does not agree the Indemnifier owes to the Indemnified Party pursuant to the Response Notice shall be referred to as the “Contested Amount.”  If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Indemnifier shall be conclusively deemed to have agreed that the Indemnifier owes the full Claimed Amount to the Indemnified Party.

(c)           If (i) the Indemnifier delivers a Response Notice agreeing that the Indemnifier owes the full Claimed Amount to the Indemnified Party, or (ii) the Indemnifier does not deliver a Response Notice during the Dispute Period, then the Claimed Amount shall immediately become due and owing from the Indemnifier to the Indemnified Party, and shall be promptly paid by the Indemnifier to the Indemnified Party in immediately available funds.

(d)           If the Indemnified Party delivers a Response Notice agreeing that the Indemnifier owes less than the full Claimed Amount to the Indemnified Party, then the Agreed Amount shall immediately become due and owing from the Indemnifier to the Indemnified Party, and shall be promptly paid by the Indemnifier to the Indemnified Party in immediately available funds.

(e)           If the Indemnifier delivers a Response Notice indicating that there is a Contested Amount, the Indemnifier and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnifier and the Indemnified Party resolve such dispute as to all or a portion of the Contested Amount, then the Indemnifier and the Indemnified Party shall execute a written settlement agreement, and an amount equal to the amount specified in such settlement agreement shall immediately become due and owing from the Indemnifier to the Indemnified Party, and shall be promptly paid by the Indemnifier to the Indemnified Party in immediately available funds.

(f)           If the Indemnifier and the Indemnified Party are unable to resolve any part of the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), then with respect to the remaining Contested Amount, either the Indemnified Party or the Indemnifier may submit the unresolved portion of the claim described in the Claim Notice to binding arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”).  The arbitration hearing will be administered by an arbitration service mutually agreed upon by the Indemnifier and the Indemnified Party.  The arbitration hearing will be held in Morrisville, North Carolina.  Arbitration will be conducted by one arbitrator, mutually selected by the Indemnifier and the Indemnified Party; provided, however, that if the Indemnifier and the Indemnified Party fail to mutually select an arbitrator within 5 business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators:  one selected by the Indemnifier; one selected by the Indemnified Party; and the third selected by the first 2 arbitrators.  If either the Indemnifier or the Indemnified Party fails to select an arbitrator within 10 business days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator.  The Indemnifier and the Indemnified Party agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be.  The arbitrator(s) shall issue a final decision within 15 days after the conclusion of the arbitration hearing.  The parties shall be entitled to only limited discovery, at the discretion of the arbitrator(s), and agree that no discovery request shall be served later than 30 days prior to the commencement of the arbitration hearing and all discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The final decision of the arbitrator(s) shall relate solely:  (i) to whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnified Party is entitled to recover; and (ii) to the determination of the non-prevailing party as provided below.  The arbitrator(s) shall furnish the final decision to the Indemnifier and the Indemnified Party in writing and the final decision shall constitute a conclusive determination of the issue(s) in question, binding upon the Indemnifier and the Indemnified Party and shall not be contested by either of them.  In the final decision, the arbitrator(s) shall determine whether the Indemnified Party or the Indemnifier is the non-prevailing party in the arbitration.  The non-prevailing party shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses).  The final decision shall specify the amount of the expenses and fees to be paid by the non-prevailing party.

8.5           Third Party Claims.  Promptly after the receipt by any Indemnified Party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an “Action”), which Action is subject to indemnification under this Agreement, such Indemnified Party will give a Claim Notice to the Indemnifier.  The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifier, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifier, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifier’s liability to the Indemnified Party for such Action under the terms of this Section 8, (b) notifies the Indemnified Party in writing of the Indemnifier’s intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifier’s ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action, and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action.  The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request.  No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifier, unless the Indemnifier has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 8.5.  No Indemnifier will settle or compromise any such Action (x) in which any relief other than the payment of money damages is sought against any Indemnified Party or (y) in the case of any Action relating to any Indemnified Party’s liability for any Tax, if the effect of such settlement would be an increase in the liability of such Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

8.6           Minimum Losses.  No party shall have any obligation or liability to any other party under this Section 8 until the amount of all Losses for which Indemnified Parties seek or claim defense or indemnification from such party pursuant to this Section 8 (the “Indemnified Losses”) meet or exceed $5,000.  Once such Indemnified Losses meet or exceed $5,000, such party shall be liable for the full amount of such Indemnified Losses.

8.7           Maximum Losses.  Notwithstanding anything to the contrary in this Agreement, each of Buyer’s and Seller’s aggregate liability under this Agreement for Losses or otherwise (including, without limitation, for any breach of covenant, representation, warranty, indemnity, defense obligation or other obligation under this Agreement) shall not exceed the sum of the Cash Payment; provided, however, there shall be no such limitation on Buyer’s, on the one hand, and Seller’s, on the other hand, aggregate liability under this Agreement for Losses or otherwise (including, without limitation, for any breach of covenant, representation, warranty, indemnity, defense obligation or other obligation under this Agreement) resulting, directly or indirectly, from such party’s fraud or other intentional act; and there shall be no such limitation on Buyer’s, on the one hand, and Seller’s, on the other hand, aggregate liability under this Agreement for Losses or otherwise (including, without limitation, for any breach of covenant, representation, warranty, indemnity, defense obligation or other obligation under this Agreement) resulting, directly or indirectly, from any breach of Section 7.1.

8.8           Exclusivity Of Indemnification Remedies.  Except where a party may be entitled to injunctive relief or other equitable remedies, after the Closing Time, the indemnification provided in this Section 8 will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, based upon or arising from the matters set forth in Section 8.2 and Section 8.3.

9.Miscellaneous.

9.1           Parties Obligated and Benefited.  Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective permitted assigns and successors in interest and will inure solely to the benefit of the parties (except as specifically provided in this Agreement) and their respective permitted assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement.

9.2           Notices.  Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, certified mail, or sent by overnight courier or, if receipt is confirmed, by telecopier:

To Seller at:	77 Solano Square, Suite 247
Benicia, CA 94510
Attention: Miguel Colon
Telephone: (708) 980-0691

Copy to:	Calvo Fisher & Jacob, LLP
1 Lombard, 2nd Floor
San Francisco, CA 94111
Attention: James A. Quadra
Telephone: (415) 362-0265
Facsimile: (415) 374-8373

To Buyer at:	Issuer Direct Corporation
500 Perimeter Park Drive
Suite D
Morrisville, North Carolina 27560
Attention: Brian R. Balbirnie
Telephone: (919) 481-4000
Facsimile: (202) 521-3505

Copy to:	Jeffrey M. Quick, Esq.
Quick Law Group PC
1035 Pearl Street, Suite 403
Boulder, Colorado 80302
Telephone: (720) 259-3393
Facsimile: (303) 845-7315

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 9.2.  All notices will be deemed to have been received on the date of actual receipt (or if refused, on the date of refusal as shown on the return receipt or deliverer’s tracking report).

9.3           Waiver.  This Agreement or any of its provisions may not be waived except in writing.  The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

9.4           Choice of Law.

(a)           This Agreement and the rights of the parties under it will be governed by and construed in all respects in accordance with the laws of the State of North Carolina without regard to the conflicts of law rules of the State of North Carolina.

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Wake, North Carolina.  Each party to this Agreement:

i.            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Wake, North Carolina (and each appellate court located in the State of North Carolina in connection with any such legal proceeding;

ii.           agrees that each state and federal court located in the County of Wake, North Carolina shall be deemed to be a convenient forum; and

iii.          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Wake, North Carolina, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.5           Further Actions.  Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing Time, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

9.6           Counterparts/Facsimile.  This Agreement may be executed in counterparts, each of which will be deemed an original.  This Agreement will become binding when one or more counterparts, individually or taken together, bear the signatures of all parties to this Agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

9.7           Entire Agreement.  This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to their subject matter.  This Agreement may not be amended or modified except by a writing signed by the parties.

9.8           Severability.  Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

9.9           Construction.  This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

9.10         Expenses.  Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

9.11         Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.12         Tax Disclosure.  Notwithstanding any other provision of this Agreement, and in accordance with Treasury Regulation Section 1.6011-4(b)(3)(iii), each party to this Agreement (and each employee, representative, and other agent of each party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that, pursuant to Treasury Regulation Section 1.6011-4(b)(3)(ii), such disclosure may be prohibited as necessary to reasonably comply with applicable securities laws.

[Signature page follows]

The parties have executed this Agreement as of the day and year first above written.

SELLER:

SEC COMPLIANCE SERVICES, INC., a California corporation

By:	/s/ Miguel Colon
Miguel Colon, President and CEO

BUYER:

ISSUER DIRECT CORPORATION, a Delaware corporation

By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie, CEO

List of Exhibits

Exhibit A: Assignment Agreement

Exhibit B: URL Assignment

Exhibit C: Bill of Sale

Exhibit D: Termination Agreement

List of Schedules

Schedule 1.2: List of Assets

Schedule 1.8: List of Contracts

Schedule 3.1: Wiring Instructions

Schedule 4.3: List of Required Consents